FIRST FEDERAL SAVINGS BANK

    Main Office 777 Gloucester Street P.O. Box 1877 Brunswick, Georgia 31521
                                  912-265-1410

April 22, 1994



Terry L. Readdick, Esquire
Whelchel, Brown, Readdick & Bumgartner
5 Glynn Avenue
P.O. Box 220
Brunswick, Georgia 31521

Carlton M. Henson, Esquire
McAlpin & Henson
Eleven Piedmont Center, Suite 400
3405 Piedmont Road, N.E.
Atlanta, Georgia 30305

RE: FIRST FEDERAL SAVINGS BANK OF BRUNSWICK, GEORGIA V. C&S/SOVRAN CORPORATION, ET. AL.

Dear Terry and Carlton:

I have enclosed with this letter a document entitled "Bonus Schedule for Whelchel, Brown, Readdick & Bumgartner." This schedule sets for the bonus to be received by Terry's firm at various levels of recovery in favor of First Federal in the above matter.

The first column represents million of dollars received by the bank either (1) in cash or (2) in stock value in excess of value prescribed in the per share purchase price of the Merger Agreement. For example, if the per share purchase price is $22, the value of the bank is approximately $33 million. If we were to settle for a stock exchange the produced $53 million, this would result in an excess of $20 million and a bonus for Terry's firm in the amount of $50,000.
The two columns on the right hand side of the page indicate the respective contributions to the bonus by First Federal and by the law firm of McAlphin & Henson. In the above example, First Federal would contribute $30,000 and McAlphin & Henson would contribute $20,000 to total the $50,000 bonus.

Terry L. Readdick, Esquire
Carlton M. Henson, Esquire
April 22, 1994
Page 2


If you have any questions concerning this arrangement, please give me a call. If this arrangement is acceptable, please execute both this letter and the attached schedule on the indicated lines and return to me.

Sincerely yours,


/s/ John J. Rogers

John J.Rogers


Enclosure

Accepted and agreed to:

WHELCHEL, BROWN, READDICK & BUMGARTNER

By:  /s Terry L. Readdick
     ----------------------------
     Terry L. Readdick

MCALPIN & HENSON

By:  /s/ Carlton M. Henson
     ----------------------------
     Carlton M. Henson

           BONUS SCHEDULE FOR WHELCHEL, BROWN, READDICK & BUMGARTNER


                              FF         M&H
                    Bonus   Contr.      Contr.
-------------------------------------------------------------------------------

          20        50        30        20
          21        80        48        32
          22        110       66        44
          23        140       84        56
          24        170       102       68
          25        200       120       80
          26        230       138       92
          27        260       150       110
          28        290       162.5     127.5
          29        320       175       145
          30        350       187.5     162.5
          31        380       200       180
          32        410       212.5     197.5
          33        440       225       215
          34        470       237.5     232.5
          35        500       250       250
          36        510       250       260
          37        520       250       270
          38        530       250       280
          39        540       250       290
          40        550       250       300
          50        650       250       400
          75        800       250       650




Accepted by Whelchel, Brown,                Accepted by McAlphin & Henson
 Readdick & Bumgartner

/s/ Terry L. Readdick                        /s/ Carlton M. Henson
-------------------------------              ------------------------------